EXHIBIT 99.1

Westamerica Bancorporation Announces Stock Repurchase Plan

SAN RAFAEL, Calif., July 22, 2021 (GLOBE NEWSWIRE) -- Westamerica Bancorporation’s Board of Directors approved a plan to repurchase, as conditions warrant, up to 1,750,000 shares of the Company’s common stock on the open market or in privately negotiated transactions prior to September 1, 2022. The repurchase plan represents approximately 6.5 percent of the Company’s common stock outstanding as of June 30, 2021.

Chairman, President and CEO David Payne stated, “This share repurchase program recognizes Westamerica’s consistent profitability, healthy capital level, and solid asset quality.”

On July 15, 2021, Westamerica reported $22.6 million in net income for the three months ended June 30, 2021 or $0.84 diluted earnings per common share.

Westamerica Bancorporation, through its wholly owned subsidiary, Westamerica Bank, operates banking and trust offices throughout Northern and Central California.

Westamerica Bancorporation Web Address: www.westamerica.com

For additional information contact:
Westamerica Bancorporation
1108 Fifth Avenue, San Rafael, CA 94901
Robert A. Thorson – SVP & Treasurer
707-863-6840
investments@westamerica.com

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe," “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s most recent reports filed with the Securities and Exchange Commission, including the annual report for the year ended December 31, 2020 filed on Form 10-K and quarterly report for the quarter ended March 31, 2021, filed on Form 10-Q, describe some of these factors, including certain credit, interest rate, operational, liquidity and market risks associated with the Company’s business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, cyber security risks, legislation including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2011, the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.